Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact: Ron Blevins
330 Hospital Road	Chief Financial Officer
Tappahannock, VA 22560	Voice:	804/443-8423
	Fax:	804/445-1047

July 20, 2007

For Immediate Release

Eastern Virginia Bankshares Announces Earnings, Declares Dividend

Tappahannock, VA.— Eastern Virginia Bankshares (NASDAQ:EVBS) today reported record second quarter and six month earnings and announced a dividend declaration.

The Company reported a 28.5% increase in net income for the second quarter of 2007 to $2.3 million or $0.38 per diluted share compared to $1.8 million, or $0.37 per diluted share for the comparable quarter in 2006. Earnings per share increased 2.7% compared to the same quarter in 2006. The net income increase of $514 thousand for the quarter resulted from strong year-to-year increases in net interest income and noninterest income, and a decrease in noninterest expenses. For the second quarter of 2007, net interest income increased $304 thousand compared to the same period in 2006 as interest income increased $1.9 million, or 15.3%, while interest expense increased $1.6 million or 35.5%. The Company’s common stock offering in December 2006 added a net of $23.5 million to earning assets and was responsible for $308 thousand of the increased interest income in the quarter. Without the stock offering net income after tax would have been decreased by $218 thousand while earnings per share would have been increased by $0.04. Provision expense for the loan loss reserve decreased $54 thousand reflecting strong asset quality on net loan growth of $22.1 million in the quarter. Noninterest income increased $172 thousand, or 13.2%, driven by an increase of $82 thousand, or 9.9%, in service charges on deposit accounts, a $67 thousand or 53.2% increase in debit and credit card income, and a $46 thousand increase from the Company’s investment in its mortgage and investment subsidiaries. Noninterest expense decreased $189 thousand, or 2.9% driven by lower salaries and benefits, consulting fees, marketing and other operating expenses compared to the quarter ended June 30, 2006. Income tax provision increased $205 thousand, based primarily on a $534 thousand increase in taxable income. Net interest margin decreased to 4.11% for the second quarter of 2007 compared to 4.43% for the second quarter of 2006.

Asset quality continues to be strong, with net charge-offs as a percent of year-to-date average loans outstanding of 0.03% for both the second quarter 2007 and 2006 and 0.05% and .04% for the six-month periods ended June 30, 2007 and 2006. Nonperforming assets as a percent of total loans plus OREO was 0.32% at June 30, 2007, compared to 0.30% at June 30, 2006. Nonperforming assets were $2.2 million at June 30, 2007, compared to $2.9 million at year-end 2006 and $1.8 million at June 30, 2006. Any stress on the economy could create a future environment where these numbers could deteriorate. While management anticipates a steady economic environment, it will monitor Federal Reserve actions closely to gauge the impact on customer repayment capabilities.

For the six months ended, June 30, 2007, net income was $4.4 million, increasing $1.1 million or 32.0%, compared to $3.4 million for same period in 2006. Net interest income increased $927 thousand or 6.0%; provision decreased $14 thousand or 4.4%; other income increased $372 thousand or 15.2% and noninterest expense decreased $284 thousand or 2.2%. These improvements reflect the same trends mentioned in the quarterly comments above. Total interest income is up $4.1 million or 17.1%, while total interest expense is up $3.2 million or 36.9%, exhibiting continued pressure on the net interest margin. Noninterest income increased as deposit fee income increased on higher volume, other fees increased from higher fees in the ATM and debit card business and other investment income increased from better performance by the mortgage subsidiary. Noninterest expense declined $284 thousand from the comparable period in 2006. Salaries and benefits were down $144 thousand. Occupancy and equipment expense is up $82 thousand from depreciation and other expenses associated with the Kings Charter branch opened as a relocation in mid December 2006, from building repairs and maintenance as we improve a number of branches and from increases in core IT service contracts and software maintenance.

On a linked quarter basis, net income increased $207 thousand or 9.8%. Noninterest expense for the second quarter of 2007 increased $96 thousand, or 1.5%, compared to first quarter 2007, reflecting ongoing emphasis on expense control which has kept the growth at a low level. Noninterest income increased $128 thousand as a result of higher deposit fees and increases in all the other investment income categories. Interest income was up by $459 thousand, or 3.3%, while interest expense increased $306 thousand or 5.3%. Net interest margin for the quarter ended June 30, 2007 was 4.11% a decrease of 4 basis points from first quarter 2007 net interest margin of 4.15%.

During the second quarter of 2007 we executed Federal Home Loan Bank (“FHLB”) borrowings to pre-fund expected calls in June and August, at interest rates lower than the cost of new certificates of deposit or current FHLB rates. The cost of deposits continues to rise, and deposit growth continues to present a greater challenge than growth in loans. Management does not expect any significant relief from high interest rates this year based on the most recent Federal Reserve forecasts. New deposit strategies are being developed and some certificate strategies have been implemented with some success.

President and CEO Joe A. Shearin is pleased to announce that the Board of Directors declared a dividend of $0.16 per share, payable August 15, 2007, to shareholders of record as of August 1, 2007. Shearin stated, “We are very pleased that our net income continues to grow at a time in which many of our peer banks are seeing decreased earnings While we encounter many of the same net interest margin challenges, the strength in our earnings report is largely attributable to management’s ability to control expenses. We are enjoying economies of scale made possible by the efficiencies inherent in the consolidation of numerous back-office functions. Cost savings and improved efficiencies are providing a notable return to our Company, and we anticipate this trend to prevail in the long term.”

The Company’s return on average equity (ROE) and return on average assets (ROA) were 10.26% and 1.07%, respectively, for the quarter ended June 30, 2007, compared to 11.54% and 0.92%, respectively for the quarter ended June 30, 2006. For the six months ended June 30, 2007, ROE was 9.97% and ROA was 1.03% compared to 10.81% and 0.87% for the same six-month period in 2006.

Total assets increased by $87.9 million, compared to one year ago, reaching a record level of $881.9 million at June 30, 2007. Average loans of $675.1 million for the second quarter of 2007 were up 12.21% compared to $601.6 million for the second quarter of 2006 and represents a nearly $20 million increase over the $655.3 million average for the first quarter of 2007. Average deposits of $658.4 million for the quarter ended June 30, 2007 reflect an increase of 5.6% compared to $623.4 million in the same quarter of 2006.

Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to:

•	changes in the interest rates affecting our deposits and our loans;

•	the loss of any of our key employees;

•

changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries, decline in real estate values in our markets, or in the repayment ability of individual borrowers or issuers;

•	the strength of the economy in our target market area, as well as general economic, market, or business conditions;

•

changes in our competitive position, competitive actions by other financial institutions and the competitive nature of the financial services industry and our ability to compete effectively against other financial institutions in our banking markets;

•	an insufficient allowance for loan losses as a result of inaccurate assumptions;

•	our ability to manage growth;

•	our potential growth, including our entrance or expansion into new markets, the opportunities that may be presented to and pursued by us and the need for sufficient capital to support that growth;

•	our ability to assess and manage our asset quality;

•	changes in government monetary policy, interest rates, deposit flow, the cost of funds, and demand for loan products and financial services;

•	our ability to maintain internal control over financial reporting;

•	our ability to raise capital as needed by our business;

•

our reliance on secondary sources, such as Federal Home Loan Bank advances, sales of securities and loans, federal funds lines of credit from correspondent banks and out-of-market time deposits, to meet our liquidity needs;

•	changes in laws, regulations and the policies of federal or state regulators and agencies; and

•	other circumstances, many of which are beyond our control.

Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Selected Financial Information

(dollars in thousands, except per share data)

	Three months Ended June 30,		Six months Ended June 30,
	2007	2006	2007	2006
Income Statements
Interest income	$14,374	$12,469	$28,289	$24,150
Interest expense	6,107	4,506	11,908	8,696

Net interest income	8,267	7,963	16,381	15,454
Provision for loan losses	150	204	303	317
Service charges on deposits	907	825	1,737	1,543
Other noninterest income	570	453	1,089	880
Gain on securities available for sales	—	27	—	31
Salaries and benefits	3,516	3,591	7,180	7,324
Occupancy and equipment	1,029	986	2,039	1,957
Other noninterest expense	1,829	1,986	3,433	3,655
Income tax expense	905	700	1,829	1,303

Net income	$2,315	$1,801	$4,423	$3,352
Earnings per share: basic	$0.38	$0.37	$0.73	$0.68
diluted	$0.38	$0.37	$0.73	$0.68

Selected Ratios
Return on average assets	1.07%	0.92%	1.03%	0.87%
Return on average equity	10.26%	11.54%	9.97%	10.81%
Net interest margin	4.11%	4.43%	4.13%	4.36%

Balance Sheets at Period End
Loans, net of unearned interest			$682,799	$611,889
Total assets			881,903	$793,979
Deposits			659,829	$624,804
Other borrowings			117,074	101,524
Shareholders’ equity			90,559	$62,012
Book value per share			14.86	12.62

Average Balance Sheets for the Quarter and year to date
Loans, net of unearned interest	$675,107	$601,623	665,276	593,873
Total assets	871,665	783,045	864,528	779,395
Deposits	658,386	623,273	656,161	623,467
Other borrowings	111,982	90,773	108,222	87,194
Shareholders’ equity	90,527	62,606	89,506	62,533

Asset Quality at Period End
Allowance for loan losses			7,205	6,792
Nonperforming assets			2,168	1,807
Net charge-offs	58	39	149	126
Net charge-offs to average loans	0.03%	0.03%	0.05%	0.04%
Loan loss reserve % of total loans			1.06%	1.11%
Nonperforming assets % of total loans & OREO			0.32%	0.30%

Other Information
Number of shares outstanding—period end	6,094,661	4,915,200	6,094,661	4,915,200
Average shares outstanding—basic	6,092,168	4,912,868	6,089,030	4,910,342
Average shares outstanding—diluted	6,095,234	4,927,904	6,095,111	4,924,785